Exhibit 10.2

May 5, 2014

Personal and Confidential

VIA HAND DELIVERY

Mr. William R. Koehler

Dear Bill:

This letter confirms our prior discussion to amend Section 3 of the Letter Agreement by and between you and KeyBank National Association dated April 7, 2014 (the “Letter Agreement”), by adding the following new subsection (i) to the end thereof:

(i)	In addition to the foregoing, you will receive a payment equal to the value of the unvested balance in any of the retirement plans or programs described in Sections 3(f) or 3(g) that you otherwise would forfeit as a result of your separation from Key. Payment of this amount will be made in a lump-sum with the first regularly scheduled payroll occurring after the Release becomes effective.

Capitalized terms not defined herein shall have the meaning given to them in the Letter Agreement.

Except as expressly amended herein, the others terms and conditions of the Letter Agreement remain in full force and effect.

If you agree to the amendment described in this letter, please sign and date this letter and return a copy to my attention.

Sincerely,

KeyBank National Association

/s/ Craig Buffie
Craig Buffie
Chief Human Resources Officer

AGREED TO this 6th day of May, 2014

/s/ William R. Koehler
William R. Koehler